NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 12, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 30, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Janus Capital Group Inc., and Henderson Group plc, became effective on May 30, 2017. Each share of Janus Capital Group Inc. was converted into 0.4719 of a share of Janus Henderson Group plc Ordinary Shares (NEW) (or equivalent to 4.7190 fully paid and non-assessable Henderson Group plc ordinary shares, on a PRE 1 for 10 share consolidation basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 30, 2017.